Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned reporting persons hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $1.00 per share in Cool Company Ltd. and further agree that this Joint Filing Agreement be included as an exhibit to Schedule 13G.
 Each of the undersigned reporting persons acknowledges that as contemplated by Section 13d-1(k)(1)(ii), each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13G, and for the completeness and accuracy of the information concerning such undersigned reporting person contained therein, but shall not be responsible for the completeness and  accuracy of the information concerning the other persons making such filings, except to the extent that the undersigned reporting person knows or has reason to believe that such information is inaccurate.
This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: January 25 2024

EPS Ventures Ltd

	By:	/s/ John Frank Megginson
Name: John Frank Megginson
Title: Director

Dated: January 25, 2024

Quantum Pacific Shipping Limited

	By:	/s/ John Frank Megginson
Name: John Frank Megginson
Title: Director